EXHIBIT 99.1

Sun Hydraulics 2007 Sales Rise 18% to $167 million, Net Income up 36%,

Board Declares First Quarter Dividend of $0.09

SARASOTA, FLA, March 4, 2008 - Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the year and fourth quarter 2007 as follows:

(Dollars in millions except net income per share)

	December 29, 2007	December 30, 2006	Increase
Twelve Months Ended
Net Sales	$167.4	$142.3	18%
Net Income	$22.1	$16.2	36%
Net Income per share:
Basic	$1.35	$0.99	36%
Diluted	$1.34	$0.99	35%

Three Months Ended
Net Sales	$41.3	$35.0	18%
Net Income	$5.1	$3.8	34%
Net Income per share:
Basic	$0.31	$0.23	35%
Diluted	$0.31	$0.23	35%

Note: The Company announced a 50% stock dividend to shareholders of record on June 30, 2007, payable on July 15, 2007. All earnings per share and weighted average share information reflect the 50% stock dividend.

“The strong fourth quarter capped off another great year,” reported Allen Carlson, Sun’s President and CEO. “Last year’s momentum has continued into this year’s first quarter and we are forecasting another quarter of double digit growth.”

“Our foreign sales expanded briskly in 2007,” Carlson continued. “Approximately 80% of Sun’s growth last year was generated in Europe and Asia/Pacific, and that strong international demand is continuing in the first quarter.”

“Equally exciting is the fact that domestic demand was strong in the first two months of the year, with order activity up 11% compared to the first two months of 2007. After moderate 5% domestic growth in 2007 and despite the negative economic commentary we all hear, this is welcome news.”

“Sun’s new electrically actuated products introduced in Europe last year will receive their formal North American introduction at the International Fluid Power Exposition next week in Las Vegas,” Carlson added. “These products will feature WhiteOak’s on-board electronics. These are truly unique products in the marketplace and are well suited for use by many exhibitors. We expect an equally favorable market reaction to that which we experienced in Europe when the products were launched in April 2007.”

Outlook

2008 first quarter sales are estimated to be in the range of $47 million, a 15% increase over last year. First quarter earnings per share are estimated to be between $0.41 and $0.43 per share, compared to $0.35 per share last year.

Dividend

On March 1, 2008, Sun Hydraulics’ Board of Directors declared a $0.09 per share dividend on its common stock. The dividend is payable on April 15, 2008, to shareholders of record as of March 31, 2008. Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm

Open House and Webcast

Sun Hydraulics Corporation will broadcast its 2007 financial results conference call live over the Internet at 4:00 P.M. E.T. tomorrow, March 5, 2008. The conference call will be in conjunction with an Investor Open House to be held at the Company’s facility at 701 Tallevast Road, Sarasota, Florida, starting at 3:30 P.M. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the

Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 29, 2007, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 30, 2006. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia L. Fulton

Chief Financial Officer

941-362-1200

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	December 29, 2007	December 30, 2006
Net sales	$41,289	$34,967
Cost of sales	27,943	23,916

Gross profit	13,346	11,051
Selling, engineering and administrative expenses	5,282	4,814

Operating income	8,064	6,237

Interest (income)/expense, net	(129)	77
Foreign currency transaction (gain) loss, net	(44)	124
Miscellaneous (income) expense, net	39	(217)

Income before income taxes	8,198	6,253
Income tax provision	3,071	2,440

Net income	$5,127	$3,813

Basic net income per common share (1)	$0.31	$0.23

Weighted average basic shares outstanding (1)	16,485	16,255

Diluted net income per common share (1)	$0.31	$0.23

Weighted average diluted shares outstanding (1)	16,530	16,341

Dividends declared per share (1)	$0.090	$0.067

(1)	The Company announced a 50% stock dividend to shareholders of record on June 30, 2007, payable on July 15, 2007. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Twelve Months Ended
	December 29, 2007	December 30, 2006
Net sales	$167,374	$142,282
Cost of sales	112,524	98,350

Gross profit	54,850	43,932
Selling, engineering and administrative expenses	21,215	18,881

Operating income	33,635	25,051

Interest (income)/expense, net	(411)	126
Foreign currency transaction (gain) loss, net	(42)	187
Miscellaneous income, net	(283)	(165)

Income before income taxes	34,371	24,903
Income tax provision	12,240	8,680

Net income	$22,131	$16,223

Basic net income per common share (1)	$1.35	$0.99

Weighted average basic shares outstanding (1)	16,421	16,317

Diluted net income per common share (1)	$1.34	$0.99

Weighted average diluted shares outstanding (1)	16,482	16,408

Dividends declared per share (1)	$0.337	$0.267

(1)	The Company announced a 50% stock dividend to shareholders of record on June 30, 2007, payable on July 15, 2007. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$19,191	$9,379
Restricted cash	146	118
Accounts receivable, net of allowance for doubtful accounts of $215 and $ 140	17,029	13,917
Inventories	11,421	10,386
Deferred income taxes	301	219
Other current assets	1,210	986

Total current assets	49,298	35,005

Property, plant and equipment, net	56,999	50,355
Other assets	4,483	1,825

Total assets	$110,780	$87,185

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,668	$4,812
Accrued expenses and other liabilities	4,857	4,059
Long-term debt due within one year	417	426
Dividends payable	1,484	1,085
Income taxes payable	674	608

Total current liabilities	13,100	10,990

Long-term debt due after one year	284	646
Deferred income taxes	5,108	4,451
Other liabilities	406	298

Total liabilities	18,898	16,385

Shareholders’ equity:
Common stock	16	16
Capital in excess of par value	34,390	30,962
Retained earnings	51,844	35,279
Accumulated other comprehensive income	5,632	4,543

Total shareholders’ equity	91,882	70,800

Total liabilities and shareholders’ equity	$110,780	$87,185

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	December 29,	December 30,
	2007	2006
Cash flows from operating activities:
Net income	$22,131	$16,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,341	5,849
(Gain) loss on disposal of assets	(74)	12
Stock-based compensation expense	735	573
Stock options income tax benefit	(748)	(381)
Allowance for doubtful accounts	75	30
Provision for slow moving inventory	251	157
Provision for deferred income taxes	575	326
(Increase) decrease in:
Accounts receivable	(3,187)	(2,972)
Inventories	(1,286)	(2,673)
Income taxes receivable	—	236
Other current assets	(224)	(122)
Other assets, net	(310)	(29)
Increase (decrease) in:
Accounts payable	856	(10)
Accrued expenses and other liabilities	2,184	1,385
Income taxes payable	814	989
Other liabilities	108	17

Net cash from operating activities	28,241	19,610

Cash flows used in investing activities:
Investment in High Country Tek, Inc.	(2,375)	—
Capital expenditures	(12,591)	(9,525)
Proceeds from dispositions of equipment	192	28

Net cash used in investing activities	(14,774)	(9,497)

Cash flows used in financing activities:
Proceeds from debt	—	7,000
Repayment of debt	(371)	(8,312)
Proceeds from exercise of stock options	287	162
Stock options income tax benefit	748	381
Proceeds from stock issued	272	238
Payments for purchase of treasury stock	—	(2,951)
Dividends to shareholders	(5,167)	(4,349)

Net cash used in financing activities	(4,231)	(7,831)

Effect of exchange rate changes on cash and cash equivalents	604	1,385

Net (decrease) increase in restricted cash	28	(295)
Net (decrease) increase in cash and cash equivalents	9,812	3,962

Cash and cash equivalents, beginning of period	9,497	5,830

Cash and cash equivalents, end of period	$19,337	$9,497

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$51	$312
Income taxes	$11,900	$7,510

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended December 29, 2007
Sales to unaffiliated customers	$25,142	$4,671	$5,434	$6,042	$—	$41,289
Intercompany sales	6,629	—	27	478	(7,134)	—
Operating income	5,641	345	1,351	676	51	8,064
Depreciation and amortization	1,167	49	153	316	—	1,685
Capital expenditures	1,664	20	73	1,386	—	3,143

Three Months Ended December 30, 2006
Sales to unaffiliated customers	$21,972	$4,121	$4,484	$4,390	$—	$34,967
Intercompany sales	6,359	—	18	728	(7,105)	—
Operating income	4,520	521	817	436	(57)	6,237
Depreciation and amortization	1,044	38	142	252	—	1,476
Capital expenditures	1,822	76	33	400	—	2,331

Twelve Months Ended December 29, 2007
Sales to unaffiliated customers	$99,516	$20,567	$24,164	$23,127	$—	$167,374
Intercompany sales	30,344	—	142	2,621	(33,107)	—
Operating income	22,408	2,103	5,955	3,205	(36)	33,635
Depreciation and amortization	4,488	178	556	1,119		6,341
Capital expenditures	9,339	284	125	2,843		12,591

Twelve Months Ended December 30, 2006
Sales to unaffiliated customers	$89,077	$16,368	$19,128	$17,709	$—	$142,282
Intercompany sales	25,809	—	106	2,990	(28,905)	—
Operating income	16,608	2,212	4,046	2,330	(145)	25,051
Depreciation and amortization	4,206	150	510	983	—	5,849
Capital expenditures	8,408	122	238	757	—	9,525